UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2009

SanDisk Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-26734	77-0191793
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

601 McCarthy Boulevard, Milpitas, California 95035

 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 801-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURES

Item 1.01    Entry Into a Material Definitive Agreement.

On January 29, 2009, SanDisk Corporation and several wholly owned SanDisk subsidiaries (collectively, “SanDisk”) entered into definitive agreements with Toshiba Corporation (“Toshiba”), under which SanDisk and Toshiba restructured two of their semiconductor manufacturing joint ventures, each of which equips and operates a 300-millimeter NAND wafer fabrication facility, to provide for the acquisition by Toshiba of certain production capacity in connection with the production of NAND flash memory products at the facilities.  Flash Partners, Ltd., a Japanese tokurei yugen kaisha formed in September 2004 (“Flash Partners”), owned 49.9% by SanDisk and 50.1% by Toshiba equips and operates a 300-millimeter NAND wafer fabrication facility (“Fab 3”), located in Yokkaichi, Japan, to supply wafers to each of SanDisk and Toshiba.  Flash Alliance, Ltd., a Japanese tokurei yugen kaisha (together with Flash Partners, the “Joint Ventures”)formed in July 2006, owned 49.9% by SanDisk and 50.1% by Toshiba equips and operates a 300-millimeter NAND wafer fabrication facility (“Fab 4”), located in Yokkaichi, Japan, to supply wafers to each of SanDisk and Toshiba.

In connection with the restructuring, SanDisk and Toshiba entered into a Joint Venture Restructure Agreement and an Equipment Purchase Agreement, each dated as of January 29, 2009.  In addition, SanDisk and Toshiba entered into a Foundry Agreement, dated as of January 29, 2009 (the Foundry Agreement, together with the Joint Venture Restructure Agreement and the Equipment Purchase Agreement, the “Agreements”).  The Agreements amend the terms of the existing agreements governing each Joint Venture.

Joint Venture Restructure Agreement

The Joint Venture Restructure Agreement sets forth the terms and conditions under which each Joint Venture has agreed to sell to Toshiba more than 20% of its current production capacity through the acquisition by Toshiba of certain owned and leased equipment pursuant to the terms of an Equipment Purchase Agreement described below.  SanDisk and Toshiba will continue to be equal partners for the remaining capacity of each of the Joint Ventures.  The Joint Venture Restructure Agreement further provides that SanDisk retains the option to continue to invest on a fifty-fifty basis for all future expansions of NAND memory production capacity of Fab 3 and Fab 4.  In addition, the parties will continue their existing joint technology development in advanced NAND and 3D read/write memory.  The Joint Venture Restructure Agreement also contains standard representations, warranties and covenants for a transaction of this type.

Equipment Purchase Agreement

The Equipment Purchase Agreement sets forth the terms and conditions of Toshiba’s acquisition of the owned and leased equipment.  Of the equipment acquired by Toshiba from the Joint Ventures pursuant to the Agreements, (i) approximately 1/3 is owned equipment and will be paid for in cash by Toshiba and (ii) approximately 2/3 is leased by the Joint Ventures and the leases associated with that equipment will be transferred to Toshiba.  The total value of the restructuring transaction to SanDisk is approximately $890 million based on current exchange rates.  Upon the completion of each transfer of leased equipment, SanDisk will no longer provide a guarantee to the leasing company for the equipment transferred at that time.  Once completed, the transfer of the leased equipment reduces SanDisk’s outstanding lease obligations by approximately two-thirds of the total value of the restructuring transaction, representing approximately 28% of SanDisk’s total equipment lease obligations.  The Joint Ventures will use proceeds from the sale of the owned equipment in the transaction to repay certain loan obligations to each of SanDisk and Toshiba, resulting in SanDisk receiving approximately one-third of the total value of the restructuring transaction in cash, less various fees and costs to be borne by SanDisk that are associated with the transfer of the leased equipment to Toshiba.  These fees and costs include the interest rate spread between Toshiba’s rates and SanDisk’s rates for the leases assumed and guaranteed by Toshiba which were formerly guaranteed by SanDisk, and other costs, fees and expenses. The Equipment Purchase Agreement contemplates that the transfer of the leased equipment and the sale of the owned equipment will occur at several closings between January 30, 2009 and March 31, 2009 and that SanDisk will receive its portion of the purchase price for the owned equipment by late March 2009, subject to certain conditions and contingencies.  The closing of the sale of the leased and owned equipment is subject to certain negotiated terms and conditions described in the Agreements.

Foundry Agreement

Under the Foundry Agreement, SanDisk has the right to purchase certain NAND flash memory products manufactured by Toshiba using some portion of the capacity and equipment acquired by Toshiba under the Joint Venture Restructure Agreement and the Equipment Purchase Agreement.

The above descriptions of the material terms of the Joint Venture Restructure Agreement, the Equipment Purchase Agreement and the Foundry Agreement are qualified in their entirety by reference to the text of these agreements, redacted versions of which SanDisk intends to file as exhibits to a future periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2009

SANDISK CORPORATION
By:	/s/ Judy Bruner
Name:	Judy Bruner
Title:	Executive Vice President, Administration and Chief Financial Officer (Principal Financial and Accounting Officer)